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Pricing Supplement Dated January 23, 1996     Rule 424(b)(2)
                                              File No. 33-55295

(To Prospectus dated November 23, 1994 and
Prospectus Supplement dated December 14, 1994)

THE CHASE MANHATTAN CORPORATION
Subordinated Medium-Term Notes, Series C
(U.S. $ Fixed Rate)

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Trade Date: January 23, 1996     Original Issue Date: February 1, 1996
Principal Amount:  $25,000,000   Net Proceeds to Issuer: $24,418,750
Issue Price: 100%                Agent's Capacity:
Selling Agent's                  x Principal Basis   Agency Basis
  Commission/Discount:$ 581,250  Interest Payment Dates: the 1st of
Interest Rate: 6.75%                                     each month
Maturity Date: February 1, 2011
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Form:
         x Book-Entry
          Certificated

Redemption:
          The Notes cannot be redeemed prior to maturity x The Notes may be redeemed prior to maturity
        Initial Redemption Date:  February 1, 1998, thereafter each
                                  May 1, August 1, November 1, and
                                  February 1
        Initial Redemption Percentage: N/A %
        Annual Redemption Percentage Reduction: N/A %

Repayment:
         x The Notes cannot be repaid prior to maturity
          The Notes can be repaid prior to maturity at the option
               of the holder of the Notes
        Optional Repayment Date:  N/A
        Optional Repayment Price: N/A %

Discount Note:       Yes        x No

The Chase Manhattan Corporation and Chemical Banking Corporation entered into an Agreement and Plan of Merger dated as of August 27, 1995. On December 11, 1995 the stockholders of both companies approved the merger which is expected to be completed in the first quarter of 1996. Information concerning the merger is contained in the Joint Proxy
Statement/Prospectus dated as of October 31, 1995.

        X  Smith Barney Inc.                 __Chase Securities, Inc.

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